

<ARTICLE>                     5
<LEGEND>
 The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                           0000832095
<NAME>                          Krupp Insured Mortgage Limited Partnership

<PERIOD-TYPE>                    3-Mos
<FISCAL-YEAR-END>               Dec-31-1999
<PERIOD-END>                    Mar-31-1999
<CASH>                           22,084,461
<SECURITIES>                    101,110,423<F1>
<RECEIVABLES>                       710,799
<ALLOWANCES>                              0
<INVENTORY>                               0
<CURRENT-ASSETS>                  1,121,183<F2>
<PP&E>                                    0
<DEPRECIATION>                            0
<TOTAL-ASSETS>                  125,026,866
<CURRENT-LIABILITIES>               512,852
<BONDS>                                   0
<PREFERRED-MANDATORY>                     0
<PREFERRED>                               0
<COMMON>                        123,955,673<F3>
<OTHER-SE>                          558,341<F4>
<TOTAL-LIABILITY-AND-EQUITY>    125,026,866
<SALES>                                   0
<TOTAL-REVENUES>                  3,201,890<F5>
<CGS>                                     0
<TOTAL-COSTS>                             0
<OTHER-EXPENSES>                    686,123<F6>
<LOSS-PROVISION>                          0
<INTEREST-EXPENSE>                        0
<INCOME-PRETAX>                   2,515,767
<INCOME-TAX>                              0
<INCOME-CONTINUING>               2,515,767
<DISCONTINUED>                            0
<EXTRAORDINARY>                           0
<CHANGES>                                 0
<NET-INCOME>                      2,515,767
<EPS-PRIMARY>                             0<F7>
<EPS-DILUTED>                             0<F7>

<F1> Includes Participating Insured Mortgages ("PIMs") of $83,331,693 and
     Mortgage-Backed Securities ("MBS") of $17,778,730.
<F2> Includes prepaid acquisition fees and expenses of $7,140,533 net of accumulated amortization of $6,300,222 and prepaid participation servicing fees of $2,155,566 net of accumulated amortization of $1,874,694.
<F3> Represents total equity of General Partners and Limited Partners.  General
     Partners deficit of ($321,581) and Limited Partners equity of $124,277,254.
<F4> Unrealized gain on MBS.
<F5> Represents interest income on investments in mortgages and cash.
<F6> Includes $430,947 of amortization of prepaid fees and expenses.
<F7> Net income allocated $75,473 to the General Partners and $2,440,294 to the
     Limited Partners. Average net income per Limited Partner interest is $.16 on 14,956,796 Limited Partner interests outstanding.


